Mark Attarian resigns as Chief Financial Officer, effective November 15, 2016

SALT LAKE CITY, Oct. 6, 2016 – Track Group, Inc. (OTCQX: TRCK), announced today that on September 30, 2016, Mark Attarian informed the Company of his intention to resign from his position as Chief Financial Officer effective November 15, 2016, during which time Mr. Attarian will assist in the transition of his function to his successor.

“We appreciate Mark’s leadership and his contributions to the successful transition of our finance team in the short time he was with us,” said Track Group Chairman & CEO, Guy Dubois.  “We have taken pro-active measures to expedite a replacement that will continue to build on our momentum.”

The company does not expect Mr. Attarian’s resignation to have an impact on the company’s business.

Mr. Attarian joined the Company as Chief Administrative Officer on July 11, 2016, and was appointed Chief Financial Officer on September 12, 2016.

About Track Group, Inc.

Track Group provides criminal justice agencies with the most advanced portfolio of location monitoring and predictive behavioral analytics solutions designed to increase public safety by improving the management of offenders, while enhancing rehabilitation outcomes.

The company currently trades under the ticker symbol "TRCK" on the OTCQX exchange.  For more information, visit www.trackgrp.com.

Contacts:Steve HamiltonChief Marketing Officer

steve.hamilton@trackgrp.com

877-260-2010

Tirth PatelEdison Advisors (investors)

tpatel@edisongroup.com

646-653-7035